Exhibit 99.1

Contacts:
Reagan Sakai, CFO
Reagan.Sakai@lantronix.com

Lantronix Receives Delisting Notice From NASDAQ

IRVINE, CA, Oct 14, 2009 -- Lantronix, Inc. (NASDAQ: LTRX), a leading provider of secure, remote management, device networking and data center management technologies, today announced that it has received a Nasdaq staff determination letter dated October 8, 2009, notifying the Company that it has not complied with Nasdaq Listing Rule 5550(a)(2). Lantronix (the “Company”) had initially been notified on December 26, 2007 that the bid price of its common stock had closed at less than $1.00 per share over the previous 30 consecutive business days.

In accordance with Listing Rule 5810(c)(3)(A), the Company was provided 180 calendar days, or until June 23, 2008, to regain compliance with the Rule.  On June 25, 2008, because the Company met Listing Rule 5505 (except the bid price), the Company was given an additional 180 calendar day compliance period through December 22, 2008.  Thereafter Nasdaq suspended the enforcement of the bid price requirement through July 31, 2009.  The remaining 66 days which Lantronix had to regain compliance expired on October 7, 2009 and because the Company has not regained compliance, the Nasdaq Staff has determined to delist the Company's securities from the Capital Market.

Accordingly, unless the Company requests an appeal of this determination, trading of the Company's common stock will be suspended at the opening of business on October 19, 2009 and a Form 25-NSE will be filed with the Securities and Exchange Commission (the "SEC"), which will remove the Company's securities from listing and registration on The Nasdaq Stock Market.

The Company was advised by Nasdaq that the Company may appeal Staff's determinations to a Nasdaq Hearings Panel (“Panel”), pursuant to the procedures set forth in the NASDAQ Marketplace Rule 5800 Series. The Company was advised that in connection with any such appeal, it would be asked to provide a plan to regain compliance to the Panel. Historically, Panels have generally viewed a reverse stock split in 30 to 60 days as the only definitive plan acceptable to resolve a bid price deficiency, although recently the Panel has been empowered to allow up 180 days, if the panel deems appropriate.  A hearing request will stay the suspension of the Company's securities and the filing of the Form 25-NSE pending the Panel's decision, if received by October 15, 2009 prior to 4:00 pm Eastern Time.

We intend to appeal the determination to the Panel.  We note that on October 8, 2009, we filed a definitive proxy statement that included a stockholder proposal requesting authorization for a reverse stock split.  The Company’s annual meeting is scheduled to be held on November 18, 2009.

Although the Company plans to appeal the determination, if for any reason the Company did not appeal Staff's determination to the Panel, the Company's securities would not be immediately eligible to trade on the OTC Bulletin Board or in the "Pink Sheets."  The securities may become eligible if a market maker makes application to register in and quote the security in accordance with SEC Rule 15c2-11, and such application (a "Form 211") is cleared. Only a market maker, not the Company, may file a Form 211.  Pursuant to FINRA Marketplace Rules 6530 and 6540, a Form 211 cannot be cleared if the issuer is not current in its filing obligations.  The Company filings are current.

About Lantronix

Lantronix, Inc. (NASDAQ: LTRX) is a global leader of secure communication technologies that simplify remote access, management and control of any electronic device. Its solutions empower businesses to make better decisions based on real-time information, and gain a competitive advantage by generating new revenue streams, improving productivity and increasing efficiency and profitability. Easy to integrate and deploy, Lantronix products remotely connect and control electronic equipment via the Internet; provide secure remote access to firewall-protected equipment; and enable remote management of IT equipment over the Internet. Founded in 1989, Lantronix serves some of the largest security, industrial and building automation, medical, transportation, retail/POS, financial, government, consumer electronics/appliances, IT/data center and pro-AV/signage entities in the world. The company's headquarters are located in Irvine, Calif. For more information, visit www.lantronix.com